Exhibit 99.14
EXECUTION VERSION
Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel: 020-7774-1000 | Telex: 887902 | Cable: GOLDSACHS LONDON | Registered in England No. 2263951 | Registered Office As Above | Regulated by The Financial Services Authority
Opening Transaction

To:	JJ Media Investment Holding Limited c/o Focus Media Holding Limited 28-30 /F, Zhao Feng World Trade Building 369 Jiangsa Road Shanghai 200050 People’s Republic of China

A/C:	011887544

From:	Goldman Sachs International

Re:	Capped Call Transaction

Ref. No:	For any Transaction, as specified in the related Confirmation

Date:	September 7, 2010
Dear Sir(s):
     The purpose of this communication (this “Master Confirmation”) is to set forth certain terms and conditions of one or more transactions entered into on the Trade Date specified below (each, a “Transaction”) between Goldman Sachs International (“GSI”) and JJ Media Investment Holding Limited (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Confirmation in the form of Schedule A hereto (the “Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.
1. This Master Confirmation is subject to, and incorporates, the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Master Confirmation, this Master Confirmation will govern. For purposes of the Equity Definitions, each Transaction will be deemed to be a Share Option Transaction.
2. This Master Confirmation and each Confirmation supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Agreement”), as if GSI and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule, except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles thereof) as the governing law and U.S. Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to any Transaction, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first” and (iv) the provisions of Section 7 below). Each Transaction under this Master Confirmation and the “Transaction” under the Swap Agreement (as defined below) shall be deemed to be Transactions under the same Agreement and shall be deemed the only Transactions under the Agreement.

***	Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

     All provisions contained in the Agreement are incorporated into and shall govern this Master Confirmation and each Confirmation except as expressly modified herein. In the event of any inconsistency between this Master Confirmation, any Confirmation, the Agreement, the Equity Definitions and/or the 2006 Definitions, as the case may be, the following will prevail in the order of precedence indicated: (i) such Confirmation, (ii) this Master Confirmation, (iii) the Agreement, (iv) the Equity Definitions and (v) the 2006 Definitions.
3. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For any Transaction, as specified in the Confirmation for such Transaction.

Effective Date:	For any Transaction, as specified in the Confirmation for such Transaction.

Option Style:	European

Option Type:	Call

Seller:	GSI

Buyer:	Counterparty

Shares:	The American Depositary Shares of Focus Media Holding Limited (“Issuer”), issued or deemed issued under the Deposit Agreement (as defined below) (Symbol: “FMCN”), each representing five (5) Underlying Shares.

Underlying Shares:	The ordinary shares of Underlying Shares Issuer, par value USD 0.00005 per Underlying Share.

Underlying Shares Issuer:	Focus Media Holding Limited

Number of Options:	For each Transaction, the aggregate Number of Options shall be as specified in the related Confirmation, and for each Component, as specified in such Confirmation (the “Component Number of Options” for such Component), in each case subject to adjustment as provided herein.

Option Entitlement:	One (1) Share per Option.

Components:	Each Transaction will be divided into a number of individual Components equal in the aggregate to the Number of Components for such Transaction, each with the terms set forth in this Master Confirmation and the related Confirmation and, in particular, with the Component Number of Options and the Expiration Date determined pursuant to “Number of Options” above and “Expiration Date” below. The valuation and exercise of the Options and payments to be made upon settlement of each Transaction will be determined separately for each Component of such Transaction as if such Component were a separate Transaction under the Agreement.

Number of Components:	For any Transaction, as specified in the Confirmation for such Transaction.

Strike Price:	For any Transaction, as specified in the Confirmation for such Transaction, and equal to the product of (i) the Hedge Reference Price for such Transaction and (ii) the Strike Price Percentage for such Transaction.

Cap Price:	For any Transaction, as specified in the Confirmation for such Transaction, and equal to the product of (i) the Hedge Reference Price for such Transaction and (ii) the Cap Price Percentage for such Transaction.

Hedge Reference Price:	For any Transaction, as specified in the Confirmation for such Transaction.

Strike Price Percentage:	For any Transaction, as specified in the Confirmation for such Transaction.

Cap Price Percentage:	For any Transaction, as specified in the Confirmation for such Transaction.

Premium:	For any Transaction, as specified in the Confirmation for such Transaction.

Premium Payment Date:	For each Transaction, the date of the Time of Delivery (as such term is defined in the Underwriting Agreement (as defined in Section 5(a) below)); provided that, upon Counterparty’s request, GSI may agree to defer a portion of the Premium with respect to any Transaction, in the amount determined by GSI, such deferred portion to be paid no later than the settlement of any sales of the Shares contemplated by the Sales Plan (as defined below).

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	The Valuation Time

Expiration Date:	For any Transaction, the scheduled Expiration Date provided in the related Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component of such Transaction); provided that, if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of such Transaction; and provided, further that, if such Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date for such Component (irrespective of whether such date is an Expiration Date in respect of any other Component for such Transaction) and, notwithstanding anything to the contrary in this Master Confirmation or the Equity Definitions, the Settlement Price for such Expiration Date shall be determined by the Calculation Agent in a commercially reasonable manner.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Options for the relevant Component(s) for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding paragraph as the Expiration Date for the remaining number of Options for such Component(s). For the avoidance of doubt, Section 6.6 of the Equity Definitions shall not apply to any Valuation Date hereunder.

Final Disruption Date:	For any Transaction, as specified in the Confirmation for such Transaction.

Automatic Exercise:	Applicable

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Equity Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Disrupted Day:	Without limiting the generality of Section 6.4 of the Equity Definitions, any Scheduled Trading Day, on which a Regulatory Disruption occurs, shall also constitute a Disrupted Day.

Regulatory Disruption:	In the event that GSI concludes, in its good faith and reasonable discretion, based on the advice of counsel, that it is reasonably necessary or appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GSI), for it to refrain from all or any part of the market activity in which it would otherwise engage in connection with any Transaction on any Scheduled Trading Day that would otherwise be an Expiration Date for any Component or the Cash Settlement Payment Date for such Transaction, GSI shall use its reasonable efforts to notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day without specifying (and GSI shall not otherwise communicate to Counterparty) the nature of such Regulatory Disruption.

Valuation:

In respect of any Component:

Valuation Time:	As provided in Section 6.1 of the Equity Definitions.

Valuation Date:	The Exercise Date

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method:	Cash Settlement

Cash Settlement:	For each Transaction, notwithstanding Section 8.1 of the Equity Definitions, on the Cash Settlement Payment Date, GSI shall pay to Counterparty an amount equal to the sum of the Option Cash Settlement Amounts for all Components for such Transaction.

Settlement Price:	Notwithstanding Section 7.3 of the Equity Definitions and with respect to any Option exercised or deemed exercised on an Expiration Date for any Component, subject to the provisions of “Expiration Date” above, the Settlement Price will be the NASDAQ volume weighted average price per Share as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FMCN.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Expiration Date (determined without regard to after hours trading or any other trading outside of the regular trading session trading hours) (or if such volume-weighted average price is unavailable on such Expiration Date or is, in the Calculation Agent’s reasonable discretion, erroneous, the market value of one Share on such Expiration Date reasonably determined by the Calculation Agent using a volume-weighted average method).

Option Cash Settlement Amount:	Notwithstanding Section 8.2 of the Equity Definitions, an amount equal to the product of (i) the Strike Price Differential, (ii) the Component Number of Options and (iii) the Option Entitlement.

Strike Price Differential:	Notwithstanding Section 8.3 of the Equity Definitions:

(i) if the Settlement Price is greater than the Strike Price and less than or equal to the Cap Price, an amount equal to the excess of the Settlement Price over the Strike Price;

(ii) if the Settlement Price is greater than the Cap Price, an amount equal to the excess of the Cap Price over the Strike Price; or

(iii) if the Settlement Price is less than or equal to the Strike Price, zero (0).

Cash Settlement Payment Date:	For all Components, the third (3rd) Currency Business Day following the Expiration Date for the Component with the latest scheduled Expiration Date.

Other Applicable Provisions:	Notwithstanding anything to the contrary in the Equity Definitions, for the avoidance of doubt, to the extent Counterparty shall be required to make an election pursuant to Section 5(c) hereof, the Calculation Agent may impose modifications to the “Settlement Terms” hereof, including any adjustments to the terms of such Components that are necessary, in its reasonable judgment, to compensate GSI for any discount from the public market price of the Shares that may be incurred in the sale of any Hedge Shares (as defined below).

Dividends:

In respect of any Component:

Extraordinary Dividend:	Any dividend or distribution on the Shares or the Underlying Shares other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions. With respect to any Extraordinary Dividend that does not comprise entirely of cash, the Calculation Agent may determine the market value of the non-cash portion in its good faith and commercially reasonable discretion.

Share Adjustments:

In respect of any Component:

Potential Adjustment Event:	Notwithstanding Section 11.2(e)(v) of the Equity Definitions, none of the Authorized Repurchases (as defined below) shall constitute a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment; provided, however that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii) and by inserting in 11.2(e)(vii), immediately after “any other event” the following phrase: “with respect to the Issuer, Underlying Shares Issuer, the Shares or the Underlying Shares;” and provided, further that the Calculation Agent, in connection with the occurrence of any Potential Adjustment Event, may make adjustments to the terms of the relevant Transaction to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the Shares, the Underlying Shares and/or such Transaction, including any adjustments to the Strike Price, the Cap Price, the Number of Options, any Component Number of Options, the Option Entitlement and any other variable of such Transaction, as the Calculation Agent deems appropriate, to preserve the fair value of the relevant Transaction to GSI by making adjustments to account for the net economic gain obtained or loss suffered by GSI (taking into account any gain or loss on GSI’s Hedge Position in respect of the relevant Transaction and in each case applying consistent methodology) as a result of the occurrence of such Potential Adjustment Event. For the avoidance of doubt, any such adjustment may be made by the Calculation Agent either in favor of Counterparty or in favor of GSI, as applicable.

Extraordinary Events:

New Shares:	In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:
Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will, in its reasonable discretion, determine such composition.

Amendments Regarding Merger Events and Tender Offers:
(i) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical phrase in both the third line thereof and the fifth line thereof and (y) by replacing the word “that” in both the third line thereof and the fifth line thereof with the words “whether or not such announcement”; (ii) Sections 12.1(b), 12.2(b), 12.2(e), 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Merger Date” and “Tender Offer Date”, as the case may be, with the words “Announcement Date”; (iii) Section 12.1(d) of the Equity Definitions shall be amended by replacing the words “that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain” with the words “to purchase, or otherwise obtain or have the right to obtain”; and (iv) (A) Section 12.2(e) shall be amended by inserting, in the first line thereof, after the newly inserted words “Announcement Date”, the words “(or, if the Calculation Agent reasonably determines that such adjustment is appropriate, on the relevant Merger Date or the date on which the Calculation Agent reasonably determines that the Merger Event, with respect to which such Announcement Date has occurred, will not be completed)” and (B) Section 12.3(d) shall be amended by inserting, in the first line thereof, after the newly inserted words “Announcement

Date”, the words “(or, if the Calculation Agent reasonably determines that such adjustment is appropriate, on the relevant Tender Offer Date or the date on which the Calculation Agent reasonably determines that an event, with respect to which such Announcement Date has occurred, will not be completed)”.

Modified Calculation Agent Adjustment:
For the avoidance of doubt, if Modified Calculation Agent Adjustment applies as a consequence of a Merger Event or Tender Offer, the Calculation Agent shall make adjustments pursuant to Section 12.2(e) or Section 12.3(d), as the case may be, of the Equity Definitions, to preserve the fair value of the relevant Transaction to GSI by making adjustments to account for the net economic gain obtained or loss suffered by GSI (taking into account any gain or loss on GSI’s Hedge Position in respect of the relevant Transaction and in each case applying consistent methodology) as a result of the occurrence of such Merger Event or Tender Offer. For the avoidance of doubt, any such adjustment may be made by the Calculation Agent either in favor of Counterparty or in favor of GSI, as applicable.

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall be deemed to be the Exchange.

Determining Party:	Not Applicable

Additional Disruption Events:

(i) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (ii) replacing the word “Shares” in clause (X) thereof with the phrase “Hedge Positions”; and provided, further that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted on or after the Trade Date.

(ii) Failure to Deliver:	Not Applicable

(iii) Insolvency Filing:	Applicable

(iv) Hedging Disruption:	Applicable

(v) Increased Cost of Hedging:	Applicable

(vi) Loss of Stock Borrow:	Not Applicable

(vii) Increased Cost of Stock Borrow:	Not Applicable

(viii) Illiquidity Event:	At the close of business on an Exchange Business Day, the three (3) month trailing average daily trading volume of the Shares on the Exchange (excluding blocks, locks and crosses), as determined by the Calculation Agent, is materially less than such average daily trading volume on the Trade Date, as determined by the Calculation Agent by reference to Bloomberg page “FMCN.Q <Equity> HP” (or any successor page) if such page is available.

Consequences of an Illiquidity Event:
If an Illiquidity Event (which shall be deemed an Additional Disruption Event), has occurred and is continuing GSI may elect to terminate any Transaction upon at least two (2) Scheduled Trading Days’ notice to Counterparty specifying the date of such termination, in which event such Transaction will terminate.

Hedging Party:	GSI

Determining Party:	Not Applicable

Notwithstanding anything to the contrary in the Equity Definitions, if upon the occurrence of an Additional Disruption Event, any Transaction would be cancelled or terminated pursuant to Article 12 of the Equity Definitions or the provisions hereof, the Hedging Party may, in its good faith commercially reasonable discretion, terminate such Transaction only in part.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event or an Additional Disruption Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions or the provisions hereof, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Corporate Transaction Adjustment:	If, (i) following a Corporate Transaction Event occurring on or prior to the final Valuation Date, at any time during the two (2) Exchange Business Days immediately following such Corporate Transaction Event (subject to postponement as a result of the occurrence of a Market Disruption Event on such Exchange Business Days), (x) where both the market price per Share, as reflected on Bloomberg page “FMCN.Q <Equity> HCP” (or any successor thereto) (the “Share Price”) and the level of the NASDAQ Composite Index on Bloomberg page “CCMP <Index> HCP” (or any successor thereto) (the “NASDAQ Level”) decrease, the percentage decrease in the Share Price at any time compared to the official closing price per Share on the Exchange at the closing time on the Exchange Business Day immediately preceding the date on which such Corporate Transaction Event occurs is greater by 10% or more than the percentage decrease in the NASDAQ Level measured over the same period of time; (y) where the Share Price decreases or stays unchanged and the NASDAQ Level increases, the sum of (1) the absolute value of the percentage change in the Share Price at such time compared to the official closing price per Share at the closing time on the Exchange Business Day immediately preceding the date on which such Corporate Transaction Event occurs and (2) the absolute value of the percentage change of the NASDAQ Level measured over the same period of time is equal to 10% or more; or (z) where both the Share Price and the NASDAQ Level increase, the percentage increase in the Share Price at any time compared to the official closing price per Share on the Exchange at the closing time on the Exchange Business Day immediately preceding the date on which such Corporate Transaction Event occurs is lower by 10% or more than the percentage increase in the NASDAQ Level measured over the same period of time, or (ii) a Related Corporate Transaction Event occurs, the “Number of Options” for each Transaction shall be decreased by the number equal to 20% of the Number of Options for such Transaction (as such Number of Options may be adjusted in accordance with the provisions hereof) and each Component Number of Options shall be adjusted pro rata (including any Components with respect to which a Valuation Date has occurred as of the date of such Corporate Transaction Event or Related Corporate Transaction Event, which, for the avoidance of doubt, may result in a reduction in the amount of cash payable with respect to any subsequent Valuation Dates or following the Cash Settlement Payment Date for such Transaction); provided that, the occurrence of a Corporate Transaction Event or a Related Corporate Transaction Event during the period commencing on the date that is ten (10) Scheduled Trading Days prior to the scheduled Expiration Date specified for the first Component for any Transaction and concluding on the last Valuation Date to occur for any Component (the “Unwind Reference Period”) shall additionally constitute a Potential Adjustment Event with respect to any such Transaction, and as a result of the occurrence of such Potential Adjustment Event, in addition to any adjustment contemplated by the “Method of Adjustment” provisions above and the immediately preceding clause (A) above, the Calculation Agent may (i) accelerate the Expiration Date of any Component of such Transaction, (ii) decrease the number of Expiration Dates for such Transaction and/or any Component of such Transaction and (iii) adjust the number of Options with respect to any Expiration Date (and may make corresponding adjustments to the Final Disruption Date). The Calculation Agent shall reasonably promptly notify Counterparty in writing of any Corporate Transaction Adjustment, including any changes to any terms of any Transaction.

Corporate Transaction Event:	An announcement, by Underlying Shares Issuer or any of its Affiliates or Associates (as such terms are defined under Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of, or entry into (including entering into an agreement, a letter of intent or an understanding with respect thereto or any solicitation or entering into, or exploring strategic alternatives or other similar undertaking) or any other action or event that in the reasonable judgment of the Calculation Agent may result in: (i) any Potential Adjustment Event, Merger Event, Tender Offer or any other transaction involving the merger of Underlying Shares Issuer with or into any third party, (ii) in one transaction or a series of related transactions, any offer, pledge, sale, contract to sell, sale of any call option or other right or warrant to purchase, purchase of any put option, loan, or otherwise transfer or disposition of, directly or indirectly, any Shares, Underlying Shares or any securities convertible into or exercisable or exchangeable for Shares or Underlying Shares (any such transaction, an “Issuance Transaction”), (iii) in one transaction or a series of related transactions, any bid for, purchase, contract to purchase, purchase of any call option or other right or warrant to purchase, sale of any put option, borrowing, or otherwise accepting transfer of, directly or indirectly, any Shares, Underlying Shares or any securities convertible into or exercisable or exchangeable for Shares or Underlying Shares (any such transaction, a “Repurchase Transaction”), (iv) any derivative transaction, swap or other arrangement economically equivalent to transactions contemplated in clauses (ii) or (iii) above, (v) the sale or transfer of all or substantially all of the assets of Underlying Shares Issuer, (vi) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Underlying Shares Issuer or any of its subsidiaries, and (vii) any other event that the Calculation Agent determines would have a substantially similar effect to any of the foregoing events; provided that, (x) none of the Excluded Transactions shall constitute a Corporate Transaction Event and (y) no transaction as set forth above shall constitute a Corporate Transaction Event unless the USD equivalent value or notional size of such transaction is equal to or in excess of 10% of the product of (i) the number of the Underlying Shares outstanding on the Exchange Business Day immediately preceding the date on which such Corporate Transaction Event occurs (the “Reference Date”); and (ii)(x) the official closing price per Share at the closing time on the Reference Date, divided by (y) the number of Underlying Shares represented by one Share on the Reference Date.

“Excluded Transactions” means (i) each Transaction, (ii) the transactions contemplated under each of the Transaction Documents, (iii) any sales effected pursuant to a written sales plan entered into between Counterparty and GS&Co. concurrently with the Transactions that is intended to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (the “Sales Plan”), (iv) any purchases of Shares pursuant to the Authorized Repurchases, (v) any customary issuances effected in accordance with intended and customary purposes under any employee stock option or benefit plans that have been adopted by Underlying Shares Issuer prior to the Trade Date, in either case, such issuances not to exceed 5% of the Underlying Shares during any fiscal year of Underlying Shares Issuer, and (vi) any actions (including, without limitation, amendments or modifications that do not materially alter the nature of any of the foregoing) taken with respect to any of the foregoing transactions.

“Authorized Repurchases” means the USD 300 million open market Share repurchase program that has been announced by Underlying Shares Issuer prior to the Trade Date pursuant to which approximately

USD 37 million of the Shares and/or the Underlying Shares have been repurchased by Underlying Shares Issuer as of the Trade Date, including, for the purposes of determining any remaining capacity under such program, any repurchase by Underlying Shares Issuer pursuant to a single, private, off-exchange transaction between Underlying Shares Issuer and a certain holder of Underlying Shares effected, to the extent Rule 102(b)(6) of Regulation M under the Exchange Act is applicable, in a manner compliant with such Rule 102(b)(6), in all cases, any such purchases to be effected upon arm’s-length terms and conducted in a manner and on pricing terms consistent with customary equity repurchase transactions, or at a discount to prevailing market prices at the time of such purchases, but not at a premium to such prevailing market prices.

Related Corporate Transaction Event:
During the Unwind Reference Period, any announcement, by Underlying Shares Issuer or Counterparty, of, entry into (including entering into an agreement, a letter of intent or an understanding with respect thereto), effecting of transactions in respect of, or any other action or event that in the reasonable judgment of the Calculation Agent may result in: (i) any Issuance Transaction, (ii) any Repurchase Transaction or (iii) any derivative transaction, swap or other arrangement economically equivalent to transactions contemplated in clauses (i) or (ii) above.

4. Calculation Agent:	GSI; provided that, upon receipt of written request from Counterparty, Calculation Agent shall promptly (but in no event later than within seven (7) Scheduled Trading Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing GSI’s proprietary models).
5. Matters relating to the Shares and Related Matters:
     (a) Conditions to Effectiveness. The effectiveness of this Master Confirmation and any Confirmation for any Transaction on the Effective Date for such Transaction shall be subject to the following conditions:
     (i) all of the conditions set forth in Section 8 of the Underwriting Agreement shall have been satisfied;
     (ii) the representations and warranties of each of Underlying Shares Issuer and Counterparty contained in the Transaction Documents, other than the Agreement, this Master Confirmation and the Confirmations, and any certificate delivered pursuant thereto by Underlying Shares Issuer and Counterparty shall be true and correct on such Effective Date as if made as of such Effective Date, and each of Underlying Shares Issuer, Counterparty and GSI shall have performed all of the obligations required to be performed by it under the Transaction Documents on or prior to such Effective Date;
     (iii) all of the representations and warranties of Counterparty and GSI hereunder and under the Agreement, including this Master Confirmation and each Confirmation, shall be true and correct on such Effective Date and each of Counterparty and GSI shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to such Effective Date;
     (iv) Counterparty shall have delivered to GSI an opinion of British Virgin Islands counsel in form and substance reasonably satisfactory to GSI in respect of the Transactions and each of the other Transaction Documents (other than the Guaranty); and

     (v) Counterparty shall have (i) delivered to Citibank, N.A. a repayment letter (the “Payoff Letter”), dated on or about the date hereof, with respect to the Margin Loan Agreement, dated as of November 13, 2009 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Counterparty, the lenders from time to time parties thereto and Citibank, N.A., as administrative agent and collateral agent, providing for repayment of the loan and release of “Collateral” (as defined in the Loan Agreement), (ii) delivered to Citibank, N.A. instructions specifying details of the Securities Account (as defined in the Pledge Agreement (as defined below)) and (iii) used its best efforts to ensure the delivery of the Shares in accordance with the terms of the Pledge Agreement (as defined below).
     “Transaction Documents” means:
(A) the Agreement, including this Master Confirmation and each Confirmation;
(B) the Underwriting Agreement, dated as of or about the date hereof, among Underlying Shares Issuer, Counterparty, GSI and Goldman, Sachs & Co. (“GS&Co.”) (including any schedules, annexes or supplements thereto, the “Underwriting Agreement”);
(C) the Share Swap Transaction Confirmation, dated as of or about the date hereof, subject to the 1992 ISDA Master Agreement (Multicurrency—Cross Border), as supplemented by the Supplemental Confirmation, dated as of or about the date hereof, between GSI and Counterparty (as further amended, supplemented or modified from time to time, the “Swap Agreement”);
(D) the Pledge and Security Agreement, dated as of or about the date hereof, between Counterparty and GSI (the “Pledge Agreement”) pursuant to which, inter alia, in order to secure its obligations under the Swap Agreement, Counterparty has granted a first priority security interest in certain assets described therein; and
(E) the Guaranty, dated as of or about the date hereof, executed by Mr. Jason Nanchun Jiang (the “Guarantor”) guaranteeing the “Guaranteed Obligations” (as defined therein) in favor of GSI as beneficiary thereof (the “Guaranty”), substantially in the form of Annex A hereto.
     (b) In the event the Underwriting Agreement is not executed by the parties thereto for any reason by 9:00 a.m. (New York City time) on the Exchange Business Day next succeeding the Trade Date, or such later date as agreed upon by the parties and Counterparty has not paid the Premium to GSI (such Exchange Business Day or such later date, the “Early Unwind Date”), the Transactions shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transactions and all of the respective rights and obligations of GSI and Counterparty under the Transactions shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transactions either prior to or after the Early Unwind Date. Each of GSI and Counterparty represent and acknowledge to the other that, upon an Early Unwind, all obligations with respect to the Transactions shall be deemed fully and finally discharged. If delivery of, and payment for, the Shares (as such term is defined in the Underwriting Agreement) shall not have occurred by the Time of Delivery (as such term is defined in the Underwriting Agreement) pursuant to Section 4 of the Underwriting Agreement, the parties shall have no further obligations in connection with the Transactions, other than in respect of breaches of representations or covenants on or prior to such date. If, for any reason, the prospectus contemplated by the Underwriting Agreement ceases to satisfy the requirements of the Underwriting Agreement prior to the completion by GSI, its affiliates or the other underwriters of the sale of a number of Shares (the “Original Hedge Shares”) equal to the product of (i) 27.72% and (ii) the sum, with respect to all Transactions, of the products of the Number of Options and the Option Entitlement for each Transaction and, as a result, GSI has not completed the establishment of its Hedge Positions with respect to the aggregate Number of Options for all Transactions under this Master Confirmation in the manner contemplated hereunder and under the Underwriting Agreement, GSI may, at its discretion, (i) reduce the Number of Options for each Transaction such that the sum, with respect to all Transactions, of the products of the Number of Options and the Option Entitlement for each Transaction is equal to the product of (x) the original aggregate Number of Options for all Transactions and (y) the percentage of the Original Hedge Shares sold pursuant to the Underwriting Agreement prior to such time and in such event, and the Calculation Agent shall make any other commercially reasonable adjustments to the terms of each Component to preserve the fair value of such Component to GSI as a result of such reduction, and (ii) cause the Calculation Agent to adjust the terms of each Component as appropriate to reflect any gain realized or loss suffered by GSI or its affiliates in connection with its hedging activities in relation to each such Component following such event. For the avoidance of doubt, any such adjustment will be made in favor of Counterparty to compensate it for the decrease in the Number of Options.
     (c) Disposition of Hedge Shares. The parties hereby agree that if, either party determines in its good faith and reasonable judgment, based on the advice of counsel, any Shares other than the Shares purchased by GSI pursuant to the Underwriting Agreement (the “Hedge Shares”) acquired by GSI for the purpose of hedging its obligations pursuant to the Transactions cannot be sold in the U.S. public market by GSI without registration under the Securities Act of 1933, as amended (the “Securities Act”), Counterparty shall, at its election: (i) in order to allow GSI to sell the Hedge Shares in a registered offering, cause Underlying Shares Issuer to make available to GSI an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and to cause Underlying Shares Issuer to (A) enter into an agreement, in form and substance reasonably satisfactory to GSI and Underlying Shares Issuer, substantially in the form of a customary underwriting agreement for a registered secondary offering of similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of similar size, (C) provide customary legal opinions (including a disclosure opinion) of nationally recognized outside counsel to Underlying Shares Issuer in a form customarily addressed to underwriters in registered underwritten offerings, containing customary assumptions and qualifications of such outside counsel, each as reasonably acceptable to GSI, (D) provide other customary opinions, certificates and closing documents customary in form as those customarily provided to underwriters of registered offerings of equity securities of similar size and (E) afford GSI a reasonable opportunity to conduct a “due diligence” investigation with respect to Underlying Shares Issuer customary in scope for underwriters of underwritten offerings of equity securities; provided, however that, if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if GSI, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 5(c) shall apply at the election of Counterparty; (ii) in order to allow GSI to sell the Hedge Shares in a private placement, to cause Underlying Shares Issuer to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance reasonably satisfactory to GSI and Underyling Shares Issuer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to GSI, due diligence rights (for GSI or any designated buyer of the Hedge Shares from GSI), opinions and certificates and such other documentation as is customary for private placements agreements of equity offerings of similar size, all reasonably acceptable to GSI (in which case, the Calculation Agent shall make any adjustments, in a commercially reasonable manner, to the terms of any Transaction that are necessary, in its reasonable judgment, to compensate GSI for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from GSI at the Settlement Price on such Exchange Business Days, and in the amounts, requested by GSI. This Section 5(c) shall survive the termination, expiration or early unwind of any or all Transactions. For the avoidance of doubt, under no circumstances shall Counterparty be obligated to make the election described in clause (iii) of the preceding sentence.
     (d) No Restrictions on Transfer. The Shares transferred by Counterparty to GSI in accordance with the terms of the Underwriting Agreement are not subject to any restrictions on transfer whatsoever, other than those arising under the applicable securities laws.
     (e) Filing Obligations. As of the date of Counterparty’s most recent Schedule 13D filing with the Securities and Exchange Commission, Counterparty was the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 19.39% of the outstanding Underlying Shares. Other than any filings required by the letter dated March 30, 2010 from the Securities and Exchange Commission relating to the application for confidential treatment with respect to the Schedule 13D filed by Counterparty on February 22, 1010, Counterparty (i) has, as of the date hereof, filed all reports required to be filed by it as of such date, and (ii) as of the applicable due date, will file such reports in connection with the Transactions, under Sections 13(d) and (g) of the Exchange Act. All such Schedule 13D filings are or will be, as the case may be, available on the Securities and Exchange Commission website (www.sec.gov).

6. Representations, Warranties and Covenants:
     (a) In connection with this Master Confirmation, each Confirmation and any other documentation relating to the Agreement, each party to this Master Confirmation represents and acknowledges to the other party on the date hereof that:
     (i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act and is entering into each Transaction as principal and not for the benefit of any third party; and
     (ii) it is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation, the Confirmations and the Transactions are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.
     (b) Counterparty represents and warrants to, and agrees with, GSI as of the Trade Date, that:
     (i) Counterparty is not aware of any material nonpublic information concerning Underlying Shares Issuer, the Shares or the Underlying Shares;
     (ii) it is not entering into this Master Confirmation and each Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) for the purposes of inducing the purchase or sale of the Shares by others;
     (iii) it is entering into this Master Confirmation and each Confirmation in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and it has not entered into or altered any of its hedging transaction relating to the Shares corresponding to or offsetting the Transactions;
     (iv) it is not and, after giving effect to the Transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;
     (v) it shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Termination Event in respect of which it is an Affected Party, a Potential Adjustment Event, an Extraordinary Event, a Corporate Transaction Event or an Additional Disruption Event, notify GSI within one (1) Scheduled Trading Day of its obtaining knowledge of such occurrence;
     (vi) except for the legal proceeding In re: Focus Media Limited Litigation, described under item 8.A—“Legal Proceedings” in the annual report on Form 20-F of Focus Media Holding Limited, as filed on June 29, 2010, and as subsequently amended on July 16, 2010 and September 7, 2010, there is not pending or, to Counterparty’s knowledge, threatened against Counterparty, any action, suit or proceeding before any governmental authority or governmental official or any arbitrator that could be reasonably be expected to affect the legality, validity or enforceability against Counterparty of the Agreement, this Master Confirmation and each Confirmation or Counterparty’s ability to perform its obligations under the Agreement, this Master Confirmation and each Confirmation;
     (vii) the Transactions do not conflict with, result in a breach or violation of, or constitute a default under, including by reason of its characterization as a derivative product: (A) the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, (B) assuming the full performance by GS&Co. of its obligations under the Underwriting Agreement, any agreement or instrument to which Counterparty is a party or by which Counterparty or any of its properties or assets is bound, or (C) any statute, rule or regulation applicable to, or any order of any court or governmental agency with jurisdiction over, Counterparty or Counterparty’s assets or properties;

     (viii) Counterparty is acting for its own account, and has made its own independent decision to enter into the Transactions and as to whether each Transaction is appropriate or proper based upon Counterparty’s own judgment and upon advice from such legal, tax or other advisors as Counterparty has deemed necessary. Counterparty is not relying on any communication (written or oral) from GSI as tax, accounting or legal advice or as a recommendation to enter into the Transactions; it being understood that information and explanations related to the terms and conditions of the Transactions will not be considered to be tax, legal or accounting advice or a recommendation to enter into the Transactions. Any tax, legal or accounting advice or opinions of third party advisers which GSI has provided to Counterparty in connection with the Transactions has been provided to Counterparty for informational or background purposes only, it is not the basis on which Counterparty enters into the Transactions and will be independently confirmed by Counterparty or Counterparty’s advisors prior to entering into the Transactions. No communication (written or oral) received from GSI will be deemed to be an assurance or guarantee as to the expected results of the Transactions;
     (ix) Counterparty is capable of assessing the merits of and understanding the consequences of the Transactions (on Counterparty’s own behalf or through independent professional advice and has taken independent legal advice in connection with the Transactions), and understands and accepts, the terms, conditions and risks of the Transactions. In particular, but without limitation, Counterparty has understood, evaluated and is willing to accept: (A) the legal requirements pertaining to the Transactions; (B) the tax treatment of the Transactions; and (C) the accounting treatment of the Transactions; and
     (x) GSI is not acting as a fiduciary for or an adviser to Counterparty in respect of the Transactions.
     (c) Counterparty represents and warrants to GSI as of the date hereof, and as of the Premium Payment Date for any Transaction, that, assuming the full performance by GS&Co. of its obligations under the Underwriting Agreement, (A) Counterparty has the ability to pay its debts and obligations as such debts mature, does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, and (B) Counterparty is not or will not be insolvent at the time the Transactions are consummated, and was not or will not be rendered insolvent or will not be insolvent as a result thereof. Counterparty has not engaged and will not engage in any business or transaction with GSI after which the property remaining with Counterparty was or will be unreasonably small in relation to its business.
     (d) Counterparty has filed or caused to be filed all material tax returns that are required to be filed by Counterparty and has paid all material taxes shown to be due and payable on said returns or on any assessment made against Counterparty or any of Counterparty’s property and all other material taxes, assessments, fees, liabilities or other charges imposed on Counterparty or any of Counterparty’s property by any governmental authority. Counterparty agrees to notify GSI immediately upon becoming aware that a federal lien filing has been made in respect of Counterparty or any of Counterparty’s property or that any tax authority (including, without limitation, in the United States, the British Virgin Islands, the Republic of Singapore or the People’s Republic of China) intends to make or contemplates making any such filing. Such notification shall specify the nature and status of such filing.
     (e) During the period starting upon commencement of the Unwind Reference Period and ending upon settlement of all Components of any Transaction, Counterparty will not seek to control or influence GSI’s or any of its affiliates’ decision to (i) make any purchases or sales of Shares in connection with such Transaction or (ii) enter into any hedging transactions in respect of such Transaction.
     (f) At all times during the term of any Transaction, except for the Excluded Transactions as they relate to the Transactions, the Transaction Documents or the Sales Plan, Counterparty will not, and will not permit any of its Affiliates (as defined under Rule 12b-2 under the Exchange Act) to, without the prior written consent of GSI, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares or Underlying Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares or Underlying Shares; provided that, for the avoidance of doubt, the restrictions described in this Section 6(f) shall not apply to Underlying Shares Issuer.

     (g) At all times during the term of any Transaction, except for the Excluded Transactions as they relate to the Transactions, the Transaction Documents or the Sales Plan, Counterparty will not, and will not permit any of its Affiliates (as defined under Rule 12b-2 under the Exchange Act) to, directly or indirectly, (A) offer, pledge, sell, contract to sell, sell any call option or other right or warrant to purchase, purchase any put option, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, Underlying Shares or any securities convertible into or exercisable or exchangeable for Shares or Underlying Shares or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares or Underlying Shares, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Shares, Underlying Shares or such other securities, in cash or otherwise; provided that, for the avoidance of doubt, the restrictions described in this Section 6(g) shall not apply to Underlying Shares Issuer.
     (h) At all times during the term of any Transaction, Counterparty will: (i) except as disclosed in the Schedule 13D filed by Counterparty on February 5, 2010 and the agreements filed as exhibits 99.1 through 99.12 thereto, hold its assets in its own name and separate and distinct from those of any other person; (ii) engage in transactions and conduct all other business activities in its own name and present itself to the public as an entity separate from any of its affiliates; and (iii) maintain its financial statements, accounting records, and other entity documents separate from any other person or entity, and its financial statements shall show its assets separate and apart from those of any other person or entity, and it shall not have its assets listed on the financial statement of any other entity, except that its assets may be included in a consolidated financial statement of its affiliates.
     (i) Each of GSI and Counterparty acknowledges that the offer and sale of the Transactions to Counterparty is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to GSI that (i) it has the financial ability to bear the economic risk of its investment in the Transactions and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transactions, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transactions, including the loss of its entire investment in the Transactions, (ii) it is entering into the Transactions for its own account and without a view to the distribution or resale thereof, (iii) the assignment, transfer or other disposition of the Transactions has not been and will not be registered under the Securities Act and is restricted under this Master Confirmation, the Securities Act and other applicable securities laws, and (iv) its financial condition is such that it has no need for liquidity with respect to its investment in the Transactions and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transactions.
     (j) Counterparty acknowledges that:
     (i) during the term of any Transaction, GSI and its affiliates may buy or sell Shares, Underlying Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;
     (ii) GSI and its affiliates may also be active in the market for the Shares or Underlying Shares other than in connection with hedging activities in relation to the Transactions;
     (iii) GSI shall make its own determination as to whether, when or in what manner any hedging or market activities in Issuer’s or Underlying Shares Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price;
     (iv) any market activities of GSI and its affiliates with respect to the Shares or Underlying Shares may affect the market price and volatility of the Shares or Underlying Shares, as well as the Settlement Price, each in a manner that may be adverse to Counterparty; and
     (v) GSI may purchase and/or sell Shares or Underlying Shares for its own account at an average price that may be greater than, or less than, the Settlement Price.

7. Miscellaneous:
     (a) Calculations on Early Termination and Set-Off. The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 7(a). Any amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 7(a) shall be effective to create a charge or other security interest. This Section 7(a) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
     (b) Termination on Bankruptcy. The parties hereto intend for:
(i) Each Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code.
(ii) A party’s right to liquidate each Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” (as defined in the Bankruptcy Code).
(iii) Any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction to constitute “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant”, a “forward contract merchant” or a “swap participant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f), 546(g) and 546(j) of the Bankruptcy Code.
(iv) All payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “transfers” under a “swap agreement” and a “securities contract” defined in the Bankruptcy Code.
(v) All obligations under or in connection with each Transaction represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Section 362, 560 and 561 of the Bankruptcy Code.
(vi) Each of the parties hereto to be a “swap participant” and “financial participant” within the meaning of Sections 101(53C) and 101(22A) of the Bankruptcy Code.
     (c) Rule 10b5-1. The parties intend for each Transaction to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and this Master Confirmation and each Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).
     (d) Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement GSI may (but need not) determine losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) “risk bid”, “volume weighted”

valuations or “private placement” discounts used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.
     (e) Indemnification. Counterparty agrees, to the fullest extent permitted by applicable law, to indemnify and hold harmless GSI, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (GSI and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act or otherwise, relating to or arising out of any Transaction. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from GSI’s fraud, willful misconduct, gross negligence or bad faith in performing its obligations under such Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith of the Indemnified Party. The provisions of this Section 7(e) shall survive the completion of the Transactions and any assignment and/or delegation of any Transaction made pursuant to the Agreement, this Master Confirmation and/or any Confirmation shall inure to the benefit of any permitted assignee of GSI.
     (f) Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under any Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that GSI may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any of its affiliates whose obligations hereunder are guaranteed by The Goldman Sachs Group, Inc. if (i) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment and (ii) as a result of such transfer and assignment, Counterparty will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that the Counterparty would have been required to pay to the Dealer in the absence of such transfer and assignment. If at any time at which (1) the Equity Percentage exceeds 9.0% or (2) GSI, GSI Group (as defined below) or any person whose ownership position would be aggregated with that of GSI or GSI Group (GSI, GSI Group or any such person, a “GS Person”) under any foreign, federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a GS Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), GSI, in its discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to GSI such that an Excess Ownership Position no longer exists, GSI may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of any Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that GSI so designates an Early Termination Date with respect to a portion of any Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 7(d) of this Master Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of such Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of such Transaction were the only Terminated Transaction and

(iv) GSI were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that GSI and any of its affiliates subject to aggregation with GSI for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with GSI (collectively, “GS Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.
     (g) Additional Definitions; Amendments to Equity Definitions.
     (i) For the purposes of this Master Confirmation the following definitions will apply:
     “Depositary” means, in relation to the Shares, Citibank, N.A., or any successor thereto from time to time.
     “Deposit Agreement” means, (i) that certain Amended and Restated Deposit Agreement, dated as of April 9, 2007, by and among Issuer, the Depositary, and the holders and beneficial owners of the Shares and (ii) the other agreements or other instruments constituting the Shares, as from time to time amended or supplemented in accordance with their terms.
     “DS Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or the Underlying Shares”; and (b) all references to “Issuer” shall be deleted and replaced with the words “Issuer or Underlying Shares Issuer, as appropriate”.
     “Replacement DSs” means depositary shares or receipts, other than the Shares, over the same Underlying Shares.
     (ii) The following amendments shall be made to the Equity Definitions:
(A)	The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:
(1)	the DS Amendment shall be applicable, provided that an event under Section 11.2(e)(i) to (vii) of the Equity Definitions in respect of the Underlying Shares shall not constitute a Potential Adjustment Event unless, in the opinion of the Calculation Agent, such event has a material effect on the theoretical value of the Shares; and

(2)	(x) ‘or’ shall be deleted where it appears at the end of subsection (vi);
(y)	‘.’ shall be deleted where it appears at the end of subsection (vii) and replaced with ‘; or’; and

(z)	the following shall be inserted as subsection (viii): “(viii) the making of any amendment or supplement to the terms of the Deposit Agreement that has substantially the same effect on the Shares as clauses (i) to (vi) hereof”.
(B)	In making any adjustment following any Potential Adjustment Event, the Calculation Agent may, but is not required to, have reference to (among other factors) any adjustment made by the Depositary under the Deposit Agreement. If the Calculation Agent reasonably determines that no adjustment that it could make will produce a commercially reasonable result, it shall notify the parties that the relevant consequence shall be the termination of the relevant Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.

(C)	The definitions of “Merger Event”, “Tender Offer”, “Share-for-Share”, “Share-for-Other” and “Share-for-Combined” in Section 12.1 of the Equity Definitions shall be amended in accordance with the DS Amendment.

(D)	Following the declaration by Underlying Shares Issuer of the terms of any Merger Event or Tender Offer in relation to the Underlying Shares, the Calculation Agent may, but is not required to, in determining any adjustment pursuant to Modified Calculation Adjustment, have reference to (among other factors) any adjustment made by the Depositary under the Deposit Agreement.

(E)	The definitions of Nationalization and Insolvency in Section 12.6 of the Equity Definitions shall be amended in accordance with the DS Amendment.

(F)	The consequence of a Nationalization or Insolvency in respect of the Depositary shall be Cancellation and Payment.

(G)	If the Depositary announces that the Deposit Agreement is (or will be) terminated, then an Additional Disruption Event shall be deemed to occur and:
(1)	Cancellation and Payment will apply as provided in this Master Confirmation; provided that the Calculation Agent may determine, in its sole discretion, that a replacement of the Shares with Replacement DSs or the Underlying Shares should take place and that one or more terms of any Transaction should be amended to preserve the fair value of such Transaction to GSI and if the Calculation Agent so determines, then Cancellation and Payment shall not apply in respect of such termination of the Deposit Agreement, as applicable, and references to Shares herein shall be replaced by references to such Replacement DSs or the Underlying Shares, as applicable, with such amendments as shall be determined by the Calculation Agent; and

(2)	where Cancellation and Payment applies under (G)(1) above in respect of a termination of the Deposit Agreement, the Equity Definitions shall be interpreted as follows: (i) such termination shall be deemed to be an “Extraordinary Event”; (ii) Cancellation and Payment shall apply as defined in Section 12.6(c)(ii) of the Equity Definitions; and (iii) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall include the following additional clause (vii) at the end of the first sentence thereof: “(vii) in the case of a termination of the Deposit Agreement, the date of the first public announcement by the Depository that the Deposit Agreement is (or will be) terminated”.
(H)	The definitions of “Hedging Disruption” and “Increased Cost of Hedging” in the Equity Definitions shall each be amended as follows:
(1)	the words “any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction” shall be deleted and replaced with the words “any Share(s), any transaction(s) referencing any Share(s), or any transaction(s) or asset(s) that, in each case, it deems necessary to hedge the equity price risk and/or foreign exchange risk of entering into and performing its obligations with respect to the relevant Transaction”; and

(2)	the words “any such transaction(s) or asset(s)” shall be deleted and replaced with the words “any such Share(s) or transaction(s) or asset(s).”
(I)	The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended in accordance with the DS Amendment.

(J)	For the avoidance of doubt, where a provision is amended by this Section 7(g) in accordance with the DS Amendment, if the event described in such provision occurs in respect of the Underlying

Shares or Underlying Shares Issuer, then the consequence of such event shall be interpreted consistently with the DS Amendment and such event.
     (h) Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transactions, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind, including opinions or other tax analyses, provided by GSI and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of GSI or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) GSI does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.
     (i) Right to Extend. GSI may, without duplication with the provisions under “Regulatory Disruption” above, divide any Component of any Transaction into additional Components and designate the Expiration Date and the Component Number of Options for each such Component (and may make corresponding adjustments to the Final Disruption Date) if GSI determines, in its good faith and reasonable discretion, that such further division is reasonably necessary or advisable to preserve GSI’s hedging activity hereunder in light of existing liquidity conditions or to enable GSI or one of its affiliates to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if GSI or such an affiliate were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.
     (j) Counterparts. This Master Confirmation may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     (k) Severability; Illegality. If compliance by either party with any provision of any Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of such Transaction shall not be invalidated, but shall remain in full force and effect.
     (l) Third Party Rights. This Master Confirmation and the Confirmations are not intended and shall not be construed to create any rights in any person other than Counterparty, GSI and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and GSI shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.
     (m) General Obligations Law of New York. With respect to each Transaction, (i) this Master Confirmation, as supplemented by the related Confirmation, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (ii) such Confirmation constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Master Confirmation constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation, as supplemented by the related Confirmation.
     (n) Waiver of Rights. Any provision of this Master Confirmation and any Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.
     (o) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to any Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transactions by, among other things, the mutual waivers and certifications provided herein.

     (p) Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:
     “Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to the Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof (each, “Proceedings”), to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Master Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under the Agreement or this Master Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”
     (q) Process Agent. GSI appoints as its Process Agent: Goldman, Sachs & Co., 200 West Street, New York, NY 10282-2198. Counterparty appoints as its Process Agent: to be provided by Counterparty on or prior to the Effective Date.
     (r) Credit Support Document. With respect to Counterparty, the Guaranty shall each constitute a Credit Support Document for each Transaction. With respect to GSI, the guarantee dated as of or about the date hereof by The Goldman Sachs Group, Inc. in favor of Counterparty as beneficiary thereof, substantially in the form of Annex B hereto shall constitute a Credit Support Document for each Transaction, such guarantee to be delivered by GSI reasonably promptly following the Trade Date.
     (s) Credit Support Provider. In relation to Counterparty, Guarantor, and in relation to GSI, The Goldman Sachs Group, Inc.
     (t) Offices.
     (i) The Office of GSI for each Transaction is: Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom.
     (ii) The Office of Counterparty for each Transaction is: 28/F Zhao Feng World Trade Building, 369 Jiang Su Road, Shanghai 200060, People’s Republic of China.
     (u) Notices. Unless otherwise specified, notices under this Agreement may be made by telephone, to be confirmed in writing to the address below. Changes to this Section 7(u) must be made in writing.
(i)	If to Counterparty:

JJ MEDIA INVESTMENT HOLDING LIMITED c/o Focus Media Holding Limited 28-30 /F, Zhao Feng World Trade Building 369 Jiangsa Road Shanghai 200050

People’s Republic of China Attn: Jason Jiang Phone: 8621-2216-4088 Fax: 8621-2216-4174

(ii)	If to GSI:

GOLDMAN SACHS INTERNATIONAL Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom Attn: Equity Derivatives Documentation Department Fax: 44 20 7774 0899

With a copy to:

Goldman, Sachs & Co. 200 West Street New York, NY 10282-2198 Attn: Serge Marquie, Equity Capital Markets Phone: 212-902-9779 Fax: 917-977-4253 Email: marqse@am.ibd.gs.com

With a copy to:

Goldman Sachs International
67th Floor, Cheung Kong Center
2 Queens Road Central
Hong Kong
People’s Republic of China
Attn: Ross Hiatt, Equity Capital Markets
Phone: 852 2978 1025
Email: ross.hiatt@gs.com

And email notification to the following address:

Eq-derivs-notifications@am.ibd.gs.com

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GSI) correctly sets forth the terms of the agreement between GSI and Counterparty with respect to this Transaction, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Simon Hall
	Name:	Simon Hall
	Title:	Executive Director

Agreed and Accepted By:
JJ MEDIA INVESTMENT HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
	Name:	Jason Nanchun Jiang
	Title:	Sole Director

[Signature Page to the Confirmation-Capped Call Transaction]

SCHEDULE A
CONFIRMATION

To:	JJ Media Investment Holding Limited
c/o Focus Media Holding Limited
28-30 /F, Zhao Feng World Trade Building
369 Jiangsa Road
Shanghai 200050
People’s Republic of China

From:	Goldman Sachs International

Subject:	Capped Call Transaction

Ref. No:	SDB1631930669

Date:	September 7, 2010
     The purpose of this Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman Sachs International (“GSI”) and JJ Media Investment Holding Limited (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Confirmation is a binding contract between GSI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1. This Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of September 7, 2010 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Confirmation except as expressly modified below.
2. The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:	September 7, 2010

Effective Date:	The date of the Time of Delivery (as such term is defined in the Underwriting Agreement (as defined in Section 5(a) of the Master Confirmation)).

Number of Options:	[ ], subject to adjustment pursuant to the provisions of the Master Confirmation.

Premium:	USD [ ]

Hedge Reference Price:	USD [ ]

Strike Price:	USD [ ]

Cap Price:	USD [ ]

Strike Price Percentage:	[ ]%

Cap Price Percentage:	[ ]%

Final Disruption Date:	[ ]

For each Component of the Transaction, the Component Number of Options and scheduled Expiration Date are set forth below:

Component Number of
Component Number	Options	Expiration Date
[***]	[***]	[***]
3. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

***	Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Counterparty hereby agrees (i) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (ii) to confirm that the foregoing (in the exact form provided by GSI) correctly sets forth the terms of the agreement between GSI and Counterparty with respect to this Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/1983.

Yours faithfully,

GOLDMAN SACHS INTERNATIONAL

By:
Name: Simon Hall
Title: Executive Director

Agreed and Accepted By:

JJ MEDIA INVESTMENT HOLDING LIMITED

By:
Name: Jason Nanchun Jiang
Title: Sole Director

ANNEX A
GUARANTY
     GUARANTY (as the same may be amended, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of September [7], 2010 of Mr. Jason Nanchun Jiang (the “Guarantor”) in favor of Goldman Sachs International (the “Beneficiary”).
     WHEREAS, JJ Media Investment Holding Limited (the “Company”) and the Beneficiary have entered into (i) the Capped Call Transaction Master Confirmation, dated as of or about the date hereof, and each of the Confirmations, each dated as of or about the date hereof, subject to the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (as further amended, supplemented or modified from time to time, and together with all schedules, annexes and exhibits thereto, the “Capped Call Confirmation”), (ii) the Share Swap Transaction Confirmation, dated as of or about the date hereof, and the Supplemental Confirmation, dated as of or about the date hereof, subject to the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (as further amended, supplemented or modified from time to time, and together with all schedules, annexes and exhibits thereto, the “Swap Confirmation”) and (iii) the other Transaction Documents (as defined in the Capped Call Confirmation);
     WHEREAS, in consideration of the entry of the Beneficiary into the Capped Call Confirmation and the obligations of Beneficiary pursuant thereto and the entry of the Beneficiary into the Swap Confirmation and the obligations of Beneficiary pursuant thereto, the Guarantor has agreed to guarantee the payment of all amounts, and the performance of all obligations, by the Company under the Swap Confirmation, the Capped Call Confirmation and the other Transaction Documents;
     WHEREAS, all capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Capped Call Confirmation or the Swap Confirmation, as the case may be;
     NOW, THEREFORE, the Guarantor hereby agrees as follows:
     Section 1. The Guaranty.
          (a) The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Beneficiary, with effect from the date of the Swap Confirmation and the other Transaction Documents, the due and punctual payment (and not merely collection), in U.S. dollars, of all present and future amounts, whether absolute or contingent, and whether for principal, interest, fees, breakage costs, expenses, indemnification or otherwise, owing by the Company under the Swap Confirmation, the Capped Call Confirmation and the other Transaction Documents, as and when such amounts become due and payable, whether at their scheduled due dates, upon acceleration or otherwise (or would otherwise be owing, due or payable under the Swap Confirmation and the other Transaction Documents) and the performance of all delivery and other obligations of the Company under the Swap Confirmation and the other Transaction Documents in accordance with the terms thereof (such payment and performance obligations, the “Guaranteed Obligations”).
          (b) The obligations of the Guarantor under this Guaranty constitute a guaranty of payment and performance when due and not of collection.
          (c) The Guarantor hereby agrees to pay all costs, fees and expenses (including, without limitation, fees and disbursements of counsel) incurred by the Beneficiary in enforcing this Guaranty.
          (d) In no event shall the Beneficiary be obligated to take any action, obtain any judgment or file any claim prior to enforcing this Guaranty. The Beneficiary shall have the right, individually or jointly, to demand payment or performance of the Guaranteed Obligations upon failure of the Company punctually to pay or perform the same and to enforce the obligations of the Guarantor under this Guaranty. Accordingly, upon failure of the Company punctually to pay or perform any Guaranteed Obligation and upon demand by the Beneficiary to the Guarantor, the Guarantor agrees to pay or perform, or cause to be paid or performed, such Guaranteed Obligation; provided that delay by the Beneficiary in giving such demand shall in no event affect the Guarantor’s obligations under this Guaranty. The rights, powers, remedies and privileges provided in this Guaranty are cumulative and not exclusive of any rights, powers, remedies and privileges provided by any other agreement or by law.
          (e) The Guarantor hereby agrees that this is a continuing guaranty and that the Guaranteed Obligations shall be unconditional. The Guaranteed Obligations shall not be discharged except by the complete payment of the amounts payable under the Swap Confirmation, the Capped Call Confirmation and the other Transaction Documents, irrespective of (1) any claim as to the validity, regularity or enforceability of the Swap Confirmation or this Guaranty or any other of the other Transaction Documents; (2) any purported lack of authority of the Company to execute or deliver the Transaction Documents; (3) any change in the time, manner or place of payment of, or in any other term of, or amendment to, any Transaction Document; (4) any waiver or consent by the Beneficiary with respect to any provisions of the Swap Confirmation or any other Transaction Document or any compromise or release of any of the obligations thereunder; (5) the absence of any action to enforce the Swap Confirmation or any other Transaction Document, to recover any judgment against the Company or to enforce a judgment against the Company under the Swap Confirmation or any other Transaction Document; (6) the existence of any bankruptcy, insolvency, reorganization or similar proceedings involving the Company; (7) any setoff, counterclaim, or defense of any kind or nature which may be available to or asserted by the Guarantor or the Company against the Beneficiaries or any of their affiliates; (8) any impairment, furnishing, exchange or release of, or failure to perfect or enforce any security interest in, collateral securing the Obligations; (9) any change in the laws, rules or regulations of any jurisdiction; (10) any present or future action of any governmental authority amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of the Company under the Swap Confirmation or any other Transaction Document to which it is a party or of the Guarantor under this Guaranty, or (11) any other circumstance (other than full payment or performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.
          (f) The Guarantor hereby waives diligence, presentment, demand on the Company for payment or otherwise, any filing of claims, any requirement of a prior proceeding against the Company and protest or notice of any kind whatsoever. If at any time (including any time after termination or expiration of this Guaranty) payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned by the Beneficiary upon the insolvency, bankruptcy or reorganization of the Company or the Guarantor or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by such Beneficiary, all as though such payment had not been made.
     Section 2. Representations and Warranties. The Guarantor represents and warrants to the Beneficiary on the date hereof and during the duration of this Guaranty that:
          (a) he has full power, authority, and legal right to execute and deliver this Guaranty and to perform the provisions of this Guaranty on his part to be performed;
          (b) this Guaranty has been duly executed and delivered by the Guarantor and constitutes the legal, binding and enforceable obligation of the Guarantor and the Guarantor’s executors, administrators, guardians, conservators, successors and assigns;
          (c) his execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary action and do not contravene any provision of any organizational document, any laws applicable to him or any contractual restriction binding on him or his assets;
          (d) no notice to, consent, authorization or approval by, or filing with, any governmental authority having jurisdiction over the Guarantor or his property is required for his execution, delivery or performance of this Guaranty;
          (e) except for the legal proceeding In re: Focus Media Limited Litigation, described under item 8.A—“Legal Proceedings” in the annual report on Form 20-F of Focus Media Holding Limited, as filed on June 29, 2010, and as subsequently amended on July 16, 2010 and September 7, 2010, to which proceeding Jason Nanchun Jiang as a director of Focus Media Holding Group is named as a party, there is not pending or, to the Guarantor’s knowledge, threatened against the Guarantor, any action, suit or proceeding before any governmental authority or governmental official or any arbitrator that could be reasonably be expected to affect the legality, validity or enforceability against the Guarantor of this Guaranty or the Guarantor’s ability to perform his obligations under this Guaranty; and
          (f) the execution by the Guarantor of this Guaranty is a free, voluntary and competent act.
     Section 3. Subrogation of Rights. By accepting this Guaranty and entering into the Transaction Documents to which it is a party, the Beneficiary agrees that the Guarantor shall be subrogated to all rights of the Beneficiary against the Company in respect of any amounts paid by the Guarantor pursuant to this Guaranty, provided that the Guarantor shall be entitled to enforce or to receive any payment or take any other action arising out of or based upon such right of subrogation only when all amounts payable by the Company under the Transaction Documents to which it is a party have been paid and the Transaction Documents to which it is a party have been terminated.
     Section 4. Binding Effect. This Guaranty shall be binding upon the Guarantor, his executors, administrators, guardians, conservators, successors and assigns and shall inure to the benefit of each Beneficiary and its successors and assigns. The Guarantor may not assign his rights nor delegate his obligations under this Guarantee, in whole or in part, without prior written consent of the Beneficiary, and any purported assignment or delegation absent such consent is void. If the Beneficiary assigns or otherwise transfers all or any portion of its rights and obligations under the Swap Confirmation or the Capped Call Confirmation to any other Person, in each case, in accordance with the terms thereof, then such other Person shall thereupon become a Beneficiary hereunder vested with all the benefits in respect of such transferred rights and obligations granted to the predecessor Beneficiary herein.
     Section 5. Notices. Any notice to the Guarantor hereunder shall be in writing and sent in any manner permitted by Section 12(a) of the Agreement (as defined in the Swap Confirmation) to the following address and person or to such other address or person’s attention as the Guarantor shall from time to time notify the Beneficiary.
Jason Nanchun Jiang
c/o Focus Media Holding Company
28-30/F, Zhao Feng World Trade Building
369 Jiangsa Road
Shanghai 200050
People’s Republic of China
     Any notice addressed as provided above shall be deemed given as provided in Section 12(a) of the Agreement (as defined in the Swap Confirmation).
     Section 6. Governing Law; Submission to Jurisdiction.
          (a) This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.
          (b) The Guarantor irrevocably submits to the “jurisdiction” specified in Section 13(b) of the Agreement (as defined in, and modified by, the Swap Confirmation) for purposes of any action or proceeding relating to this Guaranty and irrevocably appoints the Process Agent identified in Section 6(o) of the Swap Confirmation as its agent to receive service of summons or any other legal process in connection with any action or proceeding relating to this Guaranty brought in any such court. The Guarantor irrevocably waives, to the fullest extent permitted by law, any defense or objection it may have that any such action or proceeding in any such court has been brought in an inconvenient forum.
     Section 7. Amendment. This Guaranty shall not be amended, supplemented or otherwise modified except by a writing signed by the Guarantor and the Beneficiary.

     Section 8. Gross-Up. The provisions of Section 2(d) of the Agreement (as defined in the Swap Confirmation) are incorporated by reference herein mutatis mutandis for the benefit of the Beneficiary with respect to any and all payments by the Guarantor under this Guaranty.

     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

GUARANTOR

By:
Name:	Jason Nanchun Jiang

ACCEPTED BY:

GOLDMAN SACHS INTERNATIONAL

By:
Name:
Title:

ANNEX B
September [__], 2010
JJ Media Investment Holding Limited
c/o Focus Media Holding Limited
28-30 /F, Zhao Feng World Trade Building
369 Jiangsa Road
Shanghai 200050
People’s Republic of China
Ladies and Gentlemen:
For value received, The Goldman Sachs Group, Inc. (the “Guarantor”), a corporation duly organized under the laws of the State of Delaware, hereby unconditionally guarantees the prompt and complete payment when due, whether by acceleration or otherwise, of all obligations and liabilities, whether now in existence or hereafter arising, of Goldman Sachs International, a subsidiary of the Guarantor and an unlimited liability company duly organized under the laws of England (the “Company”), to JJ Media Investment Holding Limited (the “Counterparty”) arising out of or under the Capped Call Confirmation, as defined below (the “Obligations”). This Guaranty is one of payment and not of collection.
As used herein:
“Capped Call Confirmation” means the Capped Call Transaction Master Confirmation between the Company and the Counterparty dated as of September 7, 2010, and each of the related Confirmations, each dated as of September 7, 2010, subject to the 1992 ISDA Master Agreement (Multicurrency-Cross Border) incorporated therein (as further amended, supplemented or modified from time to time, and together with all schedules, annexes and exhibits thereto, the “Deemed ISDA Master Agreement”).
The Guarantor hereby waives notice of acceptance of this Guaranty and notice of the Obligations, and waives presentment, demand for payment, protest, notice of dishonour or non-payment of the Obligations, suit or the taking of other action by Counterparty against, and any other notice to, the Company, the Guarantor or others.
The Counterparty may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder: (1) agree with the Company to make any change in the terms of the Obligations; (2) take or fail to take any action of any kind in respect of any security for the Obligations; (3) exercise or refrain from exercising any rights against the Company or others in respect of the Obligations; or (4) compromise or subordinate the Obligations, including any security therefor. Any other suretyship defenses are hereby waived by the Guarantor.
This Guaranty shall continue in full force and effect until the opening of business on the fifth business day after Counterparty receives written notice of termination from the Guarantor. It is understood and agreed, however, that notwithstanding any such termination this Guaranty shall continue in full force and effect with respect to all Obligations which shall have been incurred prior to such termination.
The Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of the Counterparty, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Guarantor’s rights and obligations hereunder in whatever form the Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.
THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF

CONFLICTS OF LAW. GUARANTOR AGREES TO THE EXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTY.

Very truly yours,

THE GOLDMAN SACHS GROUP, INC.

By:
Authorized Officer